EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Perficient, Inc. for the registration of 483,896 shares of its common stock.
We also consent to the incorporated by reference therein of our report dated January 9, 2004, with respect to the consolidated financial statements of Perficient, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
October 13, 2005